As filed with the Securities and Exchange Commission on August 11, 2017

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________________

NOVAN, INC.

(Exact name of registrant as specified in its charter)

_____________________________

Delaware	20-4427682
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4105 Hopson Road Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

_____________________________

NOVAN, INC. 2016 INCENTIVE AWARD PLAN (AS AMENDED)

(Full title of the plan)

_____________________________

G. Kelly Martin

Interim Chief Executive Officer

Novan, Inc.

4105 Hopson Road

Morrisville, North Carolina 27560

(919) 485-8080

(Name, address and telephone number, including area code, of agent for service)

_____________________________

Copy to:

Amy M. Batten, Esq.

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐		Accelerated filer	☐
Non-Accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☒

_____________________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,200,000 (2)	$4.48 (3)	$5,376,000 (3)	$623.08 (3)

(1)     Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (“Common Stock”) of Novan, Inc. (the “Company”) that become issuable under the Company’s 2016 Incentive Award Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)     Represents 1,200,000 additional shares of Common Stock that are authorized for issuance under the Plan, approved by the Company’s stockholders at the annual meeting of stockholders held on June 5, 2017.

(3)     Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 9, 2017.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by Novan, Inc. (the “Company”) to register 1,200,000 shares of the Common Stock of the Company, $0.0001 par value per share (the “Common Stock”), issuable under the Novan, Inc. 2016 Incentive Award Plan, as amended (the “Plan”).  As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 and consists of only those items required by General Instruction E to Form S-8.  The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act.  The document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the prior Registration Statement relating to the Plan, Registration No. 333-213854 filed with the Commission on September 28, 2016, remains effective, and the contents of such Registration Statement are incorporated in this Registration Statement by this reference.

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 20, 2017;

(b)

The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the Commission on May 12, 2017, and for the quarter ended June 30, 3016, filed with the Commission on August 11, 2017;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 17, 2017, March 22, 2017, May 5, 2017, June 5, 2017, June 9, 2017 and June 29, 2017; and

(d)

The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed on September 16, 2016, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.Interests of Named Experts and Counsel

The validity of the securities being registered by this Registration Statement will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.  As of the date of this Registration Statement, certain current individual attorneys with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. beneficially own an aggregate of 16,713 shares of the Common Stock.

Item 8.Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.Undertakings.

(a)The undersigned Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on this 11th day of August, 2017.

NOVAN, INC.

By:	/s/ G. Kelly Martin
G. Kelly Martin
Interim Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints G. Kelly Martin and William L. Hodges, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ G. Kelly Martin	Interim Chief Executive Officer and Director	August 11, 2017
G. Kelly Martin	(Principal Executive Officer)

/s/ William L. Hodges	Interim Chief Financial Officer	August 11, 2017
William L. Hodges	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert A. Ingram	Director	August 11, 2017
Robert A. Ingram

/s/ W. Kent Geer	Director	August 11, 2017
W. Kent Geer

/s/ Robert J. Keegan	Director	August 11, 2017
Robert J. Keegan

/s/ Sean Murphy	Director	August 11, 2017
Sean Murphy

/s/ John Palmour	Director	August 11, 2017
John Palmour

/s/ Nathan Stasko	Director	August 11, 2017
Nathan Stasko

INDEX TO EXHIBITS

INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION	Filed Herewith	FORM	File No.	ExhibIt	Filing Date

4.1	Restated Certificate of Incorporation of Novan, Inc.		8-K	001-37880	3.1	September 27, 2016

4.2	Amended and Restated Bylaws of Novan, Inc.		8-K	001-37880	3.2	September 27, 2016

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P (including in Exhibit 5.1)	X

24.1	Powers of Attorney (included on the signature page of the Registration Statement)	X
99.1	Novan, Inc. 2016 Incentive Award Plan, as amended	X